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                                  EXHIBIT 99.1

                                 ANNUAL REPORT
                        PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


         A. Full title of the plan: AIR PRODUCTS AND CHEMICALS, INC. RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN.

         B. Name of issuer of the securities held pursuant to the plan and address of its principal executive office: AIR PRODUCTS AND CHEMICALS, INC., 7201 Hamilton Boulevard, Allentown, Pennsylvania 18195-1501.


         Pursuant to Item 311(c) of Regulation S-T and the General Instruction E of Form 11-K, the financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA have been filed under cover of Form SE dated March 17, 1994.